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                                                                  Exhibit 3.17.1

                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and the secretary, respectively, of Meritage Homes of Northern California, Inc., a California corporation.

2. Article First of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

"FIRST: The name of the corporation is Meritage Homes of California, Inc."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: March 1, 2004                                /s/ Steven J. Hilton
                                             ----------------------------------
                                             Steven J. Hilton, President


                                                   /s/ Larry W. Seay
                                             ----------------------------------
                                             Larry W. Seay, Secretary